IDEX II SERIES FUND

                  MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT
                     FOR THE IDEX II GLOBAL PORTFOLIO SERIES


     This Agreement is entered into as of April 22, 1992, by and between IDEX II Series Fund, a Massachusetts business trust (referred to herein as the "Trust"), and Idex Management, Inc., a Delaware corporation (referred to herein as "Idex Management"), to provide certain management and investment advisory services to a certain series of shares of beneficial interest in the Trust, namely, IDEX II Global Portfolio (the "Portfolio").

     The Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended, (the "1940 Act") and consists of more than one series of shares, including the Portfolio. In managing the Portfolio, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of Idex Management and its assistance in performing certain management, administrative, and promotional functions. Idex Management desires to furnish such services for the Portfolio and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. INVESTMENT ADVISORY SERVICES. In its capacity as investment adviser to the Portfolio, Idex Management shall have the following responsibilities:

          (a) to furnish continuous advice and recommendations to the Trust as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolio may own or contemplate acquiring from time to time;

          (b) to cause the officers of Idex Management to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the conditions of the investment portfolio of the Portfolio, the investment recommendations of Idex Management, and the investment considerations which have given rise to those recommendations; and

          (c) to supervise the purchase and sale of securities of the Portfolio as directed by the appropriate officers of the Trust.

     It is understood and agreed that InterSecurities may, and intends to enter into an Investment Counsel Agreement with a duly registered investment adviser (the "Sub-Adviser") under which the Sub-Adviser would furnish investment information and advice to assist Idex Management in carrying out its responsibilities under this Section 1. The compensation to be paid to Sub-Adviser for such services and the other terms and conditions under which the services shall be rendered by the Sub-Adviser shall be set forth in the Investment Counsel Agreement; provided, however, that such Agreement shall be approved by the Board of Trustees and by the holders of the outstanding

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voting  securities  of the  Portfolio in  accordance  with the  requirements  of
Section 15 of the 1940 Act, and shall otherwise be subject to, and contain such provisions as shall be required by, the 1940 Act.

     2. MANAGEMENT AND ADMINISTRATIVE SERVICES. Idex Management shall furnish and perform all administrative services, including recordkeeping, shareholder relations, regulatory reporting and compliance, supervising and coordinating the services of the Portfolio's custodian and transfer agent and such other functions of the Portfolio and of the Trust with respect to the Portfolio (other than the investment advisory services provided for in Section 1), as the parties may agree. Idex Management shall also assist in the preparation of reports to shareholders of the Portfolio and prepare sales literature promoting sale of the shares of the Portfolio as requested by the Trust.

     It is understood and agreed that Idex Management intends to enter into an Administrative Services Agreement with InterSecurities, Inc. (formerly known as Idex Distributors, Inc.) (the "Distributor"), a Delaware corporation, under which the Distributor will furnish management and administrative personnel and services to assist Idex Management in carrying out its responsibilities under this Section 2. The compensation to be paid to the Distributor for such services and the other terms and conditions under which the services shall be rendered by the Distributor shall be set forth in the Administrative Services Agreement.

     3. IDEX MANAGEMENT EXPENSES. In addition to the expenses which Idex Management may incur in the performance of its services pursuant to Sections 1 and 2 above, Idex Management shall incur and pay the following expenses allocable to the Portfolio's operations:

          (a) Reasonable compensation, fees and related expenses of the officers of the Trust and of those Trustees of the Trust who are interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of Idex Management; and

          (b) Rental of offices for the Portfolio.

     4. OBLIGATIONS OF TRUST. The Trust shall have the following obligations under this Agreement:

          (a) to keep Idex Management continuously and fully informed as to the composition of the investment portfolio of the Portfolio and the nature of all of its assets and liabilities from time to time;

          (b) to furnish Idex Management with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;


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          (c)  to  furnish  Idex  Management  with  any  further   materials  or
     information which Idex Management may reasonably request to enable it to perform its functions under this Agreement; and

          (d) to compensate Idex Management for its services in accordance with the provisions of Section 5 hereof.

     5. COMPENSATION. For its services under this Agreement, Idex Management is entitled to receive from the Portfolio a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/12 of the following percentages of that part of the average daily closing net asset value of the Portfolio for such month.

          1% of first $750 Million of net asset value for such month

          0.9% of the next $250 Million of net asset value for such month and 0.85% of the net asset value exceeding $1 Billion for such month

     For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     6. EXPENSES PAID BY PORTFOLIO. Subject to the provisions of Section 7, below, and except as provided in this paragraph, nothing in this Agreement shall be construed to impose upon Idex Management the obligation to incur, pay or reimburse the Portfolio for any expenses not specifically assumed by Idex Management under Sections 1, 2 and 3 above. The Portfolio shall pay all of its other expenses (or pay such expenses of the Trust attributable to the Portfolio) including, but not limited to: custodian and transfer agent fees; advisory fees; brokerage commissions and all other expenses in connection with the execution of portfolio transactions; administrative, clerical, recordkeeping, bookkeeping, legal, auditing and accounting expenses; interest and taxes; expenses of preparing tax returns; expenses of shareholders' meetings and of preparing, printing and mailing proxy statements (unless otherwise agreed to by the Trust and Idex Management); expenses of preparing and typesetting periodic reports to its shareholders (except for those reports the Portfolio permits to be used as sales literature); its allocable share of the fees and expenses of the Trust's non-interested Trustees; and the costs, including filing fees, of registering and renewing or maintaining registration of the Portfolio's shares under federal and state law. Nothing in this Section 6 shall prohibit the Trust from entering into other agreements or adopting plans which provide for the allocation of expenses of the Trust or the Portfolio to other entities, or the assumption of other expenses by the Trust or the Portfolio.

     7. LIMITATION ON EXPENSES OF THE PORTFOLIO. Whenever, for any fiscal year, the total cost to the Portfolio for normal operating expenses chargeable to its income account, including, but not limited to, the fees of the Portfolio's investment adviser, the compensation of its custodian,

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transfer  agent,  registrar,  auditors  and legal  counsel,  printing  expenses, expenses incurred in complying with all laws applicable to the sale of shares of the Portfolio and any compensation, fees, or reimbursements which the Portfolio pays to Trustees of the Trust who are not interested persons (as that phrase is defined in Section 2(a)(29) of the 1940 Act, of Idex Management, but excluding all interest and all federal, state and local taxes (such as stamp, excise, income, franchise and similar taxes), exceeds any expense limitation imposed by applicable state law, Idex Management shall reimburse the Portfolio for the amount of said excess in the manner and to the extent required by state law.

     8. TREATMENT OF INVESTMENT ADVICE. With respect to the Portfolio, the Trust shall treat the investment advice and recommendations of Idex Management as being advisory only, and shall retain full control over its own investment policies. However, the Trustees of the Trust may delegate to the appropriate officers of the Trust, or to a committee of Trustees, the power to authorize purchases, sales or other actions affecting the portfolio of the Portfolio in the interim between meetings of the Trustees, provided such action is consistent with the established investment policy of the Trustees and is reported to the Trustees at their next meeting.

     9. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Idex Management is authorized and directed to place the Portfolio's securities transactions, or to delegate to the Sub-Adviser the authority and direction to place the Portfolio transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that Idex Management or the Sub-Adviser, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Idex Management or the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services, provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Idex Management or the Sub-Adviser. Idex Management and the Sub-Adviser are also authorized to consider sales of Portfolio shares by a broker-dealer or the recommendation of a broker-dealer to its customers that they purchase Portfolio shares as a factor in selecting broker-dealers to execute the Portfolio's securities transactions, provided that in placing portfolio business with such broker-dealers, Idex Management and the Sub-Adviser shall seek the best execution of each transaction and all such brokerage placement shall be consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all securities transactions of th Portfolio, and the Trustees may establish policies or guidelines to be followed by Idex Management and the Sub-Adviser in placing securities transactions for the Portfolio pursuant to the foregoing provisions. Idex Management shall report on the placement of Portfolio transactions each quarter to the Trustees of the Portfolio.

     10. USE OF NAME. The Trust acknowledges that Idex Management may grant or has granted the Trust the right to use the name "IDEX" with respect to the Portfolio. If this Agreement

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is terminated and Idex Management no longer serves as investment  adviser to the
Portfolio, Idex Management reserves the right to withdraw from the Portfolio the use of the name "IDEX" or any name misleadingly implying a continuing relationship between the Portfolio and Idex Management, Inc. or any of their affiliates.

     11. LIABILITY OF IDEX MANAGEMENT. Idex Management may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Idex Management nor its officers, directors, employees or agents shall be subject to any liability to the Trust or the Portfolio or any shareholder of the Portfolio for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     12. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust or by the shareholders of the Portfolio acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to Idex Management at its principal place of business. This Agreement may be terminated by InterSecurities at any time by giving 60 days' written notice of termination to the Trust, addressed to its principal place of business.

     13. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

     14. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 22, 1994, and shall continue in effect from year to year thereafter provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

     15. AMENDMENTS. The terms of this Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of Trustees of the Trust who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted in accordance with the 1940 Act.


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     16.  PRIOR  AGREEMENTS.  This  Agreement  supersedes  all prior  agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

     17. LIMITATION OF LIABILITY. A copy of the Trust's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the Portfolio.

Attest:                               IDEX II SERIES FUND


________________________              By:   ______________________
Pamela C. Dils, Secretary                   John R. Kenney
                                            Chairman of the Board



Attest:                               IDEX MANAGEMENT, INC.


________________________              By:   ______________________
William H. Geiger, Secretary                G. John Hurley
                                            President and Chief
                                            Executive Officer





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